EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2004 relating to the financial statements, which appears in Allos Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Denver, Colorado
March 2, 2004